Exhibit 10.1
THIRD AMENDMENT TO THE CARVANA CO. 2017 OMNIBUS INCENTIVE PLAN
Carvana Co., a Delaware corporation (the “Company”), established the Carvana Co. 2017 Omnibus Incentive Plan effective as of April 27, 2017 (the “Plan”). The Plan was approved by the Company’s Board of Directors (the “Board”) and Sole Stockholder on April 27, 2017, as further amended June 5, 2017 and August 22, 2017. This Amendment No. 3 (this “Amendment”) to the Plan is adopted by the Board of Directors on February 22, 2023. This Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2023 annual meeting.
WHEREAS, Section 4.1(a) of the Plan provides in part:
The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 14,000,000 shares (subject to any increase or decrease pursuant to Section 4.2) (the “Share Reserve”), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both.
WHEREAS, the Company has determined that it will soon exhaust the Share Reserve and has determined that the Share Reserve should be increased; and
WHEREAS, if the Company’s stockholders fail to approve this Amendment, the Share Reserve under the existing Plan shall continue in full force and effect.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Section 4.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:
The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 34,000,000 shares (subject to any increase or decrease pursuant to Section 4.2) (the “Share Reserve”), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. The Share Reserve will automatically increase on January 1 of each year, for ten years, commencing on January 1, 2018, in an amount equal to two percent of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, provided that the Committee may act prior to January 1 of a given year to provide that there will be no January 1 increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a smaller number of shares of Common Stock than would otherwise occur pursuant to this sentence. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall be 34,000,000 shares. With respect to Stock Appreciation Rights settled in Common Stock, upon settlement, only the number of shares of Common Stock delivered to a Participant (based on the difference between the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date such Stock Appreciation

Right is exercised and the exercise price of each Stock Appreciation Right on the date such Stock Appreciation Right was awarded) shall count against the aggregate and individual share limitations set forth under Sections 4.1(a) and 4.1(b). If any Option, Stock Appreciation Right or Other Stock-Based Awards granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock shall again be available for purposes of Awards under the Plan. If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock which may be issued under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. The maximum number of shares of Common Stock subject to any Award of Stock Options which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 500,000 shares (1,000,000 shares for an Eligible Employee during the fiscal year in which their employment with the Company commenced) (which shall be subject to any further increase or decrease pursuant to Section 4.2); provided, that the maximum number of shares of Common Stock subject to any Award of Stock Options which may be granted to an Eligible Employee during the first fiscal year in which their employment with the Company (or one of its Affiliates) commenced shall be 1,000,000.
2. This Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Third Amendment.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed as of May 1, 2023.

CARVANA CO.
By:	/s/ Paul Breaux
Name:	Paul Breaux
Title:	General Counsel and Secretary